Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Black Titan Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share(1)	Rule 457(c) and 457(f)(1)	2,266,880	$4.75	$10,767,680	0.0001531		$1,648.53
		Ordinary shares, par value US$0.0001 per share(1)(2)	Rule 457(f)(2)	4,943,920	$0.0001	$494.39	0.0001531		$0.03
		Total Offering Amounts		7,210,800		$10,768,174.39		$
		Total Fees Previously Paid							0
		Total Fee Offsets							-
		Net Fee Due							$1,648.56

(1)	The number of ordinary shares, par value US$0.0001 per share, of Black Titan Corporation (“PubCo”), a Cayman Islands exempted company with limited liability being registered is based upon the maximum number of shares of ordinary shares of the PubCo (“PubCo Ordinary Shares”) issuable in connection with the business combination (“Business Combination”) described in the enclosed proxy statement/prospectus. This number includes: (a) 1,326,921 shares of common stock to be exchanged by the public stockholders of Titan Corporation (TTNP) for the same number of PubCo Ordinary Shares, and 936,646 PubCo Ordinary Shares for certain TTNP securities being exchanged in the Business Combination.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Black Titan Corporation is a private company with no existing market for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of such securities to be exchanged in the Business Combination.